Exhibit 10.35

AMENDMENT NO. 3

National Geographic Partners, LLC 'NGS")	Lindblad Expeditions, LLC ("Lindblnd")
1 145 Seventeenth Street, NW	96 Morton Street
Washington, DC 20036	New York, NY 10014
USA	USA
Contact: Heather Heverling	Contact: Sven Olof Lindblad
TeE: 202-791-1 118	Tel: 212-765-7740
Email: heather.heverling@natgeo.com	Email: svenl@expeditions.com

This is the THIRD amendment ("Amendment 3"), dated as of July 31, 2018 ("Effective Date") to that Tour Operator Agreement, dated December 12, 201 1, as amended, between NGS and Lindblad, (collectively, the "Agreement").

WHEREAS the National Geographic Society entered into a formation and asset purchase agreement with Twenty-First Century Fox, Inc. to form a joint venture named National Geographic Partners, LLC (a Delaware limited liability company), which transferred to National Geographic Partners, LLC the assets, including the travel businesses, that were primarily used by the National Geographic Society in connection with commercial ventures (the "Transaction").

WHEREAS as a result of the Transaction, (i) the National Geographic Society's rights and obligations under the Agreement have been transferred to National Geographic Partners, LLC, (ii) National Geographic Partners, LLC shall hereinafter be a party to the Agreement, and (iii) all references in the Agreement to "NGS" shall be considered references to National Geographic Partners, LLC.

NGS and Lindblad desire to modib' the Agreement as follows:

1.	Definitions.

Effective with NGS/Lindblad Trips departing on or after July 24, 2018, the parties desire to DELETE the definition of"Territory" in Section l . Definitions in its entirety and REPLACE it with the following:

I . 18 "Territory": the United States, its territories possessions including Puerto Rico and the following jurisdictions: Canada and LATAM (as defined herein).

Effective upon mutual execution of this Amendment 3 (i) the definition of "Trademarks" in Section I . Definitions_shall be amended, and (ii) the definition of "LATAM" shall be added to the Agreement each as follows:

I . 19 "Trademarks": the name NATIONAL GEOGRAPHIC and the trademarks NATIONAL GEOGRAPHIC and the Yellow Border Design Emblem, and the two combined in a composite trademark or with some other element as may be designated by NGS (e.g. "National Geographic Expeditions") as set forth in specimens that NGS shall provide to

Lindblad. Lindlbad agrees that the Trademarks may be used in strict conformance with

NGS's Design Standards Manual and website. Relevant portions of the Design Standards Manual, technical specifications for use of the Trademarks, access to National Geographic's brand website and master copies will be available to Lindblad for use in producing materials under this Agreement.

I .20 "LATAM": Mexico, Belize, Guatemala, Honduras, El Salvador, Nicaragua, Panama,

July 27, 2018

Lindblad 1201 /hh/km

Costa Rica, Colombia, Brazil, Venezuela, Ecuador, Peru, Chile, Argentina, Bolivia, Uruguay, Paraguay, Guyana, Suriname, French Guiana.

2.	The parties agree to work in good faith to consolidate the Alliance Agreement and this Agreement in to a single restated agreement as soon as reasonably practicable.

3.	All other terms and conditions of the Agreement shall continue in full force and effect, including, without limitation, all representations, warranties and indemnities.

4.	Each capitalized term used but not defined in this Agreement shall have the meaning ascribed to it in the pertinent Agreement.

NATIONAL GEOGRAPHIC PARTNERS, LLC	LINDBLAD EXPEDITIONS, LLC
/s/ Jeffery Schneider	/s/ Sven-Olof Lindblad
Name: Jeffery Schneider	Name: Sven-Olof Lindblad

July 27, 2018

Lindblad 1201/hh/km